UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
September 16, 2005
US Airways Group, Inc.
(Debtor-in-Possession)
(Commission file number: 1-8444)
and
US Airways, Inc.
(Debtor-in-Possession)
(Commission file number 1-8442)
(Exact Names of Registrants as specified in their charters)

Delaware	US Airways Group, Inc. 54-1194634
(State of Incorporation	US Airways, Inc. 53-0218143
of both registrants)	(I.R.S. Employer Identification Nos.)
2345 Crystal Drive, Arlington, VA 22227
(Address of principal executive offices)
(703) 872-7000
(Registrants’ telephone number, including area code)
  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
SUMMARY OF THE PLAN OF REORGANIZATION
     On September 12, 2004 (the “Petition Date”), US Airways Group, Inc. (“Group”) and its domestic subsidiaries (collectively, the “Debtors”), including US Airways, Inc. (“USAI”), filed with the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Bankruptcy Court”), voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”) commencing the case In re US Airways, Inc., et al., Case No. 04-13819 (the “Chapter 11 Cases”). Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On September 21, 2004, the Office of the United States Trustee appointed an official committee of unsecured creditors in these cases. No trustee or examiner was appointed.
     On September 16, 2005, the Bankruptcy Court entered an order (Docket No. 3193) (the “Confirmation Order”) approving and confirming the Joint Plan of Reorganization of US Airways, Inc. and Its Affiliated Debtors and Debtors-in-Possession (the “Plan of Reorganization”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan of Reorganization. The effective date of the Plan of Reorganization is anticipated to be on or about September 27, 2005 (the “Effective Date”). A copy of the Plan of Reorganization as confirmed by the Bankruptcy Court and a copy of the Confirmation Order are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
     The following is a summary of the material terms of the Plan of Reorganization. This summary only highlights certain provisions of the Plan of Reorganization and is not intended to be a complete description of, or a substitute for, a full and complete reading of the Plan of Reorganization. This summary is qualified in is entirety by reference to the full text of the Plan of Reorganization.
A. The Plan of Reorganization
     The Plan of Reorganization provides for a reorganization of each of the five Debtors. In accordance with the Plan of Reorganization, Group will enter into a merger transaction with America West Holdings Corporation (“America West Holdings”), the holding company for America West Airlines, Inc., pursuant to which a new subsidiary of Group will merge with and into America West Holdings, and America West Holdings will become a wholly-owned subsidiary of Group.
     Initially, the equity of Reorganized Group will be allocated to three categories of holders. First, the existing shareholders of America West Holdings will receive approximately 33% of the common stock of Reorganized Group (the “New Common Stock”). Second, the Plan of Reorganization contemplates that certain new equity investors (the “Plan Investors”) will invest at least $565 million in Reorganized Group and receive, in the aggregate, approximately 46% of the New Common Stock of Reorganized Group. Third, unsecured creditors of the Debtors will receive distributions totaling approximately 10% of the New Common Stock of Reorganized Group. In each case, these percentages reflect the assumed stock ownership outstanding immediately following the effective date of the Plan of Reorganization and Merger and are subject to dilution as a result of any additional equity issuances, and are subject to certain assumptions concerning the likely exchange of certain convertible debt for New Common Stock shortly after the Merger.
      The Plan of Reorganization permits the Debtors to continue their businesses as a going concern, under a new hybrid point-to-point/hub-and-spoke low cost carrier business model. The Debtors believe that through the Plan of Reorganization and Merger they will be able to compete more effectively in the current competitive environment, thereby maximizing the going concern value of their assets for the benefit of their stakeholders.
      The amount of stock distributed to any particular general unsecured creditor under the Plan of Reorganization will depend on the resolution of claims filed by these creditors against the Debtors, as well as on the value of shares of New Common Stock in the marketplace. The Debtors project, however, that the class of unsecured creditors eligible for stock distributions will, in the aggregate, recover between approximately 3.1% and 17.4% of the value of those claims as determined through the bankruptcy process.
B. Treatment of Claims and Interests Under the Plan of Reorganization
      The following chart contains a brief, general summary of the treatment of each Class of Claims and Interests under the Plan of Reorganization. The holders of Allowed Administrative Claims will receive cash equal to the unpaid portion of such Allowed Administrative Claim or such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder will have agreed upon in writing. The chart is not a complete description of the treatment of any Class of Claims or Interests. For a more detailed discussion of the treatment of Claims and Interests against each of the Debtors, see Article V of the Plan of Reorganization.

Class Description	Treatment Under Plan of Reorganization
Class-1 (Miscellaneous Secured Claims)	At the Debtors’ option, each holder of an Allowed Miscellaneous Secured Claim will receive one of the following: (i) Reinstatement of Claimholder’s rights; (ii) Cash equal to the value of the Miscellaneous Secured Claimholder’s interest in the property of the Estate that secures such Allowed Miscellaneous Secured Claim; (iii) the property of the Estate that constitutes collateral for such Allowed Miscellaneous Secured Claim; (iv) a note secured by such Claimholder’s collateral (or, if approved by the Bankruptcy Court, a portion of such collateral and/or substitute collateral), which note will satisfy the requirements set forth in Section 1129(b)(2)(A)(i) of the Bankruptcy Code; (v) such other treatment determined by the Debtors and held by the Bankruptcy Court as constituting the indubitable equivalent of the Claim, in accordance with Section 1129(b)(2)(A)(iii) of the Bankruptcy Code; or (vi) such other treatment as may be agreed to in writing by the Debtors and Claimholder.

Estimated Percentage Recovery: 100%

Class-2A (GECC Claims)	GECC will receive such treatment as described in the GE Master Memorandum of Understanding, as discussed in more detail below.

Class-3 (ATSB Loan Claims)	ATSB Lenders will receive such treatment as described in the ATSB Term Sheet discussed in more detail below.

Estimated Amount of Claims: $708,000,000 Estimated Percentage Recovery: 100%

Class-4 (Airbus Claim)	Airbus will receive the treatment described in Exhibit A to the Plan of Reorganization, as discussed in more detail below.

Class Description	Treatment Under Plan of Reorganization
Class-5 (Other Priority Claims)	Each holder of an Allowed Class-5 Other Priority Claim will receive: (i) Cash equal to the amount of such Allowed Class-5 Other Priority Claim; or (ii) such other treatment as to which the Debtors (or Reorganized Debtors) and such Claimholder will have agreed to in writing.

Estimated Amount of Claims: $500,000 — $1,500,000 Estimated Percentage Recovery: 100%

Class-6 (Aircraft Secured Claims)	For each Allowed Class-6 Aircraft Secured Claim, either:
(i) the Allowed Class-6 Aircraft Secured Claim will be Reinstated; or (ii) the Claimholder will receive such other treatment as may be agreed to in writing by the Debtors and the Claimholder.

Estimated Amount of Claims: $1,750,000,000 — $2,000,000,000
Estimated Percentage Recovery: 100%

Class-7 (PBGC Claims)	PBGC will receive: (i) Cash in the amount of $13,500,000; (ii) an unsecured promissory note in the principal amount of $10,000,000 issued by Reorganized USAI and guaranteed by Reorganized Group, bearing interest at a rate of 6.00% per annum payable annually in arrears, such promissory note to payable in a single installment on the seventh anniversary of the Effective Date; and (iii) seventy percent (70%) of the Unsecured Creditors Stock, or such other treatment as may be agreed to by the parties or ordered by the Bankruptcy Court.

Class-8 (General Unsecured Convenience Claims)	Each holder of an Allowed General Unsecured Convenience Claim will receive Cash equal to: (i) ten percent (10%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $50,000; or (ii) $5,000 if the amount of such Allowed Claim is greater than $50,000.

Any Claimholder receiving General Unsecured Convenience Class treatment in any Debtor’s Chapter 11 Case waives any right such Claimholder might otherwise have to receive a distribution on account of any other General Unsecured Claim or General Unsecured Convenience Claim.

Estimated Amount of Claims: $22,250,000 — $61,500,000
Estimated Percentage Recovery: 10% not to exceed $5,000 per claim.

Class Description	Treatment Under Plan of Reorganization
Class-9 (General Unsecured Claims)	Each holder of an Allowed General Unsecured Claim will receive such Claimholder’s Pro Rata share of thirty percent (30%) of the Unsecured Creditors Stock. If more than one of the Debtors is obligated for a General Unsecured Claim, the holder of such Claim will be deemed to have a single Claim against all of the Debtors.

Estimated Amount of Claims: $408,500,000 — $1,241,500,000
Estimated Percentage Recovery: 17.4% — 3.1%

Class-10 (Interests in the Debtors)	Holders of Interests in Group (which include securities of Group) will receive no distribution and their Interests will be cancelled as of the Effective Date. Interests in the Debtors other than Group will be Reinstated, in exchange for consideration provided by Group.

Estimated Percentage Recovery: 0%
C. Claims Administration
     Although many of the Debtors’ liabilities were extinguished through the bankruptcy process, not all were. The types of obligations that the Debtors remain responsible for include those relating to their secured financings, aircraft financings, certain environmental liabilities and the continuing obligations arising under contracts and leases assumed by the Debtors, as well as allowed administrative claims.
     The Plan of Reorganization also provides for the payment of allowed administrative claims, which consist primarily of the costs and expenses of administration of the Chapter 11 cases, including the costs of operating the Debtors’ businesses since filing for bankruptcy. The Bankruptcy Court set August 22, 2005 as the deadline for filing administrative claims, other than administrative claims arising in the ordinary course of business. The Debtors received a large number of administrative claims in response to this date. Included in these claims, however, are claims for amounts arising in the ordinary course that have either already been paid, or that are included in the debtors’ business plan and budget to be paid in the ordinary course. Also included are claims that are duplicative of other filed claims, claims for which the Debtors believe there is no legal merit for a claim of any status, and claims that the Debtors believe may be valid as unsecured claims but are not entitled to administrative claims status. The Debtors cannot assure you that the aggregate amount of the claims ultimately allowed will not be material. To the extent any of these claims are allowed, they will generally be satisfied in full. The ultimate resolution of certain of the claims asserted against the Debtors in the Chapter 11 cases will be subject to negotiations, elections and Bankruptcy Court procedures that will occur after the date of this filing.
D. Agreements with ALPA
     On September 14, 2005, Group, USAI, America West Holdings and America West Airlines, Inc. reached agreement with the two ALPA-represented pilot groups at the separate airlines on a comprehensive agreement (the “Transition Agreement”) that will govern many merger-related aspects of the parties’ relationships until there is a single collective bargaining agreement covering all pilots.
     On September 14, 2005, Group and USAI entered into Letter of Agreement #95, US Airways

Group Equity, (“Letter #95”) with the pilot group representing pilots of USAI. Letter #95 provides that USAI pilots designated by ALPA will receive 1.25 million shares of New Common Stock and options to purchase 1.1 million shares of New Common Stock. ALPA will notify USAI of the pilots designated to receive shares and options no later than 60 days after the Effective Date. Shares will be issued to those pilots no later than 30 days after ALPA’s notification. The options will be issued according to the following schedule: the first tranche of 500,000 options will be issued on January 31, 2006, a second tranche of 300,000 options will be issued on January 31, 2007, and the third tranche of 300,000 options will be issued on January 31, 2008. The options will have a term of five years from date of issuance. The exercise price for each tranche of options will be the average of the closing price per share of New Common Stock as reflected on the New York Stock Exchange (or other actively traded national securities exchange on which the New Common Stock is principally traded) for the 20 business day period prior to the applicable options issuance date. Letter #95 also includes provisions restricting transfer of the options and governing anti-dilution. In connection with the negotiation of the Transition Agreement and Letter #95, USAI also agreed with ALPA to eliminate an existing 1% pay reduction that would apply to all pilots as a result of a lump sum payment due to pilots recalled from furlough and agreed to pay $500,000 to resolve an outstanding grievance over pay credits for pilots assigned by USAI to traveling to and from certain duty assignments.
E. Agreements with GE
     Under certain agreements among General Electric and certain of its affiliates (“GE”) and Group, GE agreed, in consideration for the early return of 51 aircraft and six engines, the assumption of certain modified leases and the payment of $125 million in cash by September 30, 2005: (1) to retire an existing bridge loan facility, (2) to complete a purchase by GE of 21 aircraft and 28 engines with a simultaneous lease back of the equipment to USAI. at market rates, (3) to allow Group to draw additional amounts under an existing credit facility, which will result in a total principal outstanding balance thereunder of approximately $28 million, (4) to restructure lease obligations of USAI relating to 59 aircraft to market rates, (5) to provide financing for current and growth aircraft, (6) to grant concessions regarding return condition obligations with respect to the return of aircraft and engines, and (7) to waive penalties for the removal of engines currently under GE engine maintenance agreements.
F. Agreements with Airbus
     In consideration of (i) the assumption by Group of certain purchase agreements between Group and AVSA, S.A.R.L., an affiliate of Airbus Industries G.I.E. (“Airbus”), and (ii) the entry into certain new agreements between Reorganized Group, America West Holdings and Airbus, which provide for (1) the purchase by Group and America West Holdings of up to 20 new A350 airplanes from Airbus, (2) the ability to convert orders for up to ten of the A350 aircraft to orders for A330 aircraft, (3) the ability to cancel up to ten of the A330 aircraft previously ordered upon the payment of certain predelivery payments for A350 aircraft, and (4) changes in the delivery schedule for existing orders of narrow-body aircraft, Airbus provided Reorganized Group a $250 million line of credit to be used by Reorganized Group, of which $213 million can be used for general corporate purposes, together with additional backstop financing for the purchase of the A350 aircraft.
G. Agreement with the ATSB
     On July 22, 2005, Group and America West Holdings announced that the ATSB approved the Merger. Under the negotiated new loan terms, the USAI’s ATSB loan will be guaranteed by Reorganized

Group (including all domestic subsidiaries, with certain limited exceptions) and will be secured by substantially all of the present and future assets of Reorganized Group not otherwise encumbered, other than certain specified assets, including assets which are subject to other financing agreements. The America West Airlines, Inc. ATSB loan will also be guaranteed by Reorganized Group (including all domestic subsidiaries, with certain limited exceptions) and will be secured by a second lien in the same collateral. The loans will continue to have separate repayment schedules and interest rates; however, the loans are subject to similar repayments and mandatory amortization in the event of additional debt issuances, with certain limited exceptions.
      USAI must pay down the loan principal on the USAI ATSB loan in an amount equal to the greater of (i) the first $125 million of proceeds from specified asset sales identified in connection with its Chapter 11 Cases, whether completed before or after emergence and (ii) 60% of net proceeds from designated asset sales, provided that any such asset sales proceeds up to $275 million are to be applied in order of maturity, and any such asset sales proceeds in excess of $275 million are to be applied pro rata across all maturities in accordance with the loan’s early amortization provisions. The prior USAI ATSB loan agreement required repayment of 100% of all proceeds from any such asset sales. The guarantee fee on Tranche A of the USAI ATSB loan will be increased to 6.0%, from a current rate of 4.2% (before penalty interest assessed as a result of the current Chapter 11 proceedings). The interest rate on Tranche A will not change. The interest rate on Tranche B will be increased to the greater of the Tranche A interest rate plus 6.0% and LIBOR plus 6.0% from a current rate of LIBOR plus 4.0% (before penalty interest). The negotiated terms also reschedule amortization payments for USAI with semi-annual payments beginning on September 30, 2007, assuming repayment of proceeds from asset sales of $150 million, and continuing through September 30, 2010. The USAI ATSB loan’s prior final amortization was in October 2009.
     The outstanding principal amount on the America West Airlines, Inc. ATSB loan is $300 million. The guarantee fee on the America West Airlines, Inc. ATSB loan will be 8.0% with annual increases of 5 basis points. The interest rate and scheduled amortization will not change. Voluntary prepayment of the America West Airlines, Inc. ATSB loan will require a premium in certain instances. The terms of both amended and restated loans require Reorganized Group to meet certain financial covenants, including minimum cash requirements and required minimum ratios of earnings before interest, taxes, depreciation, amortization and aircraft rent to fixed charges.
H. New Common Stock Issuable on Effective Date
     The following table sets forth information about shares of New Common Stock to be issued as of the Effective Date in connection with the Merger, the Investment Agreements and the Plan of Reorganization. This table does not include all shares of New Common Stock that may be issued as of the Effective Date. Additional shares may be issued pursuant to the conversion or exchange of any securities that will be convertible or exchangeable into shares of New Common Stock.

	Number of Shares of New	Consideration for Shares
Stockholder	Common Stock to be Issued	of New Common Stock
Holders of America West Common Stock, Class A	460,686	Pursuant to Merger Agreement

Holders of America West Common Stock, Class B	14,577,229	Pursuant to Merger Agreement

Unsecured Creditors of the Debtors (includes ALPA, PBGC and Holders of Allowed Class 9 Claims against the Debtors)	8,212,121	Pursuant to Plan of Reorganization

Eastshore Aviation, LLC	8,333,333	$125,000,000

Par Investment Partners, L.P.	6,768,485	$100,000,005

ACE Aviation Holdings, Inc.	5,000,000	$75,000,000

Peninsula Investment Partners, L.P.	3,333,333	$49,999,995

Wellington Management Company, LLP	9,090,900	$149,999,850

Tudor Investment Corp.	3,939,394	$65,000,001
     The Plan Investors have options to purchase additional shares of New Common Stock at $15.00 per share. If these options are exercised in full, the additional shares of New Common Stock to be purchased by, and the additional cash consideration to be paid by, each Plan Investor would be:

	Number of Shares of New		Consideration for Shares
Shareholder	Common Stock to be Issued		of New Common Stock
Par Investment Partners, L.P.	3,000,000	*	$20,000,000
ACE Aviation Holdings, Inc.	1,000,000		$15,000,000
Peninsula Investment Partners, L.P.	666,667		$10,000,000
Wellington Management Company, LLP	1,999,998		$30,000,000
Tudor Investment Corp.	866,667		$13,000,000

*	Includes the option originally granted to Eastshore, which it sold to Par Investment Partners, L.P.
     In the event that any of the Plan Investors exercise their rights under the options to purchase additional shares of New Common Stock, Reorganized Group will be required to offer to repurchase from Eastshore, for up to an amount equal to one-third of the proceeds received from the exercise of such options, such number of shares of New Common Stock at a price of $15.00 per share. Eastshore has no obligation to accept this offer to repurchase.

I. Cancellation of Existing Equity Securities and Agreements
     On the Effective Date, except as otherwise specifically provided for in the Plan of Reorganization or the Confirmation Order, including, without limitation, with respect to the Aircraft Equipment described in Plan of Reorganization, on the earlier of the date of entry into a new or amended lease or return of the Aircraft Equipment:
     (a) the Existing Equity Securities and any other note, bond, indenture, pass through trust agreement, pass through trust certificate, equipment trust certificate guarantee, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors prior to the Petition Date, except such notes, other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan of Reorganization, will be cancelled solely as to the Debtors, and the Debtors will not have any continuing obligations thereunder; and
     (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Equity Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors prior to the Petition Date, except such agreements or notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan of Reorganization, as the case may be, will be released and discharged.
     Notwithstanding the release and discharge of Claims against Debtors, however, to the extent required by applicable nonbankruptcy law in order to permit foreclosure, (1) each such Claim will not be discharged, and may be asserted, solely against any applicable insurance or Aircraft Equipment or other collateral (other than property of the Reorganized Debtors) securing such Claim or against a non-Debtor party liable thereon and may be credit bid in any foreclosure action with respect to such Aircraft Equipment to the extent permissible under applicable nonbankruptcy law, and (2) the applicable Debtor may be named as a nominal party, without recourse, solely to the extent required by applicable nonbankruptcy law in a foreclosure or other enforcement action with respect to the Aircraft Equipment securing such Claim. Any such foreclosure or exercise of related remedies permitted by the Plan of Reorganization must be subject in all respects to the new or amended leases, which will survive and be fully enforceable notwithstanding such foreclosure or other exercise of related remedies permitted by the Plan of Reorganization. Furthermore, any such foreclosure or other remedies may not be exercised in a fashion that would result in the lease being terminated or extinguished or in the applicable Reorganized Debtor being deprived of any of the intended benefits of the lease. Any such agreement that governs the rights of the Claimholder will continue in effect solely for purposes of: (i) allowing an indenture trustee, an agent or a Servicer (each hereinafter referred to as a “Servicer”) to make the distributions to be made on account of such Claims under the Plan of Reorganization as provided in Article IX of the Plan of Reorganization, (ii) permitting such Servicer to maintain any rights or liens it may have against property other than the Reorganized Debtors’ property for fees, costs, and expenses under such Indenture or other agreement, and (iii) governing the rights and obligations of non-Debtor parties to such agreements, vis-a-vis each other. The preceding sentence, however, will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan of Reorganization or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in the Plan of Reorganization; however, nothing in the Plan of Reorganization will preclude any Servicer (or any Disbursing Agent replacing such Servicer)

from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court with respect to agreements regarding Aircraft Equipment in the Plan of Reorganization.
J. Effect of Confirmation
     1. Revesting of Assets.
     Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property comprising the Estates (including the Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) will revest in each of the Reorganized Debtors that owned that property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders other than as expressly provided for otherwise in the Plan of Reorganization.
     2. Discharge of the Debtors
          Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan of Reorganization or in the Confirmation Order, the distributions and rights that are provided in the Plan of Reorganization will be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of any and all Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan of Reorganization on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan of Reorganization. The Confirmation Order will be a judicial determination of the discharge of all liabilities of and interests in the Debtors, subject to the Effective Date occurring. Solely with respect to the United States (which term includes, for the purposes of the Plan of Reorganization, all agencies of the United States), the discharge provisions set forth in section 11.2 of the Plan of Reorganization will not operate to expand the Debtors’ discharge rights beyond those established by the Bankruptcy Code unless otherwise agreed in writing by the United States and the Debtors or the Reorganized Debtors, as the case may be. The discharge provisions set forth in section 11.2 of the Plan of Reorganization are not intended, and will not be construed, to bar the United States from pursuing any police or regulatory action against the Debtors to the extent excepted from the automatic stay provisions of section 362 of the Bankruptcy Code; however, nothing in this sentence is intended to permit the United States to assert any claim for the payment of money for acts or omissions occurring prior to the Confirmation Date.

     3. Injunction
     The satisfaction, release, and discharge in Article XI of the Plan of Reorganization will act as an injunction against any person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan of Reorganization to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof. Further, except as otherwise provided in the Plan of Reorganization or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all persons who have held, hold or may hold Claims against or Interests in any of the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from:
     (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing persons, or any property of any such transferee or successor;
     (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing persons, or any property of any such transferee or successor;
     (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing persons;
     (iv) exercising any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Estates or the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing persons; and
     (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan of Reorganization to the full extent permitted by applicable law.
     Notwithstanding the foregoing, nothing in the Plan of Reorganization will enjoin or otherwise impair the United States’ rights of setoff and/or recoupment unless otherwise agreed to in writing by the United States and the Debtors or Reorganized Debtors, as the case may be, or be construed to preclude the United States from pursuing any regulatory or police action against any Debtor, Reorganized Debtor, or any other party to the extent not prohibited by the automatic stay of section 362 of the Bankruptcy Code or discharged or enjoined pursuant to sections 524 or 1141(d) of the Bankruptcy Code or other applicable law.
K. Information as to Assets and Liabilities
     Information as to the Debtor’s assets and liabilities as of the most recent practicable date is contained in the Monthly Operating Report for the period July 1, 2005 through July 31, 2005, filed with the Bankruptcy Court on August 26, 2005. The Monthly Operating Report is filed as Exhibit 99 to Group’s Current Report on Form 8-K, filed with the SEC on August 26, 2005, and incorporated herein by reference.

Cautionary Statement Regarding the Monthly Operating Report
     The Monthly Operating Report contains financial statements and other financial information that have not been audited or reviewed by Debtors’ independent accountants and may be subject to future reconciliation or adjustments. The Monthly Operating Report is in a format prescribed by applicable bankruptcy laws and should not be used for investment purposes. The Monthly Operating Report contains information for periods different from those required in Group’s reports pursuant to the Exchange Act, and that information may not be indicative of Group’s or the Debtors’ financial condition or operating results for the period that would be reflected in Group’s financial statements or its reports pursuant to the Exchange Act. Results set forth in the Monthly Operating Report should not be viewed as indicative of future results.
FORWARD-LOOKING STATEMENTS
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group with respect to current events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain and maintain any necessary financing for operations and other purposes; the ability of the Company to maintain adequate liquidity; the ability of the Company to absorb escalating fuel costs; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time; the ability of the Company to consummate its plan of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by the plan of reorganization or upon which consummation of the plan is be conditioned;; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations; the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the Company to fund and execute its business plan during the Chapter 11 proceedings and in the context of its plan of reorganization and thereafter; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to attract and retain customers; the ability of the Company to maintain satisfactory labor relations; demand for transportation in the markets in which the Company operates; economic conditions; labor costs; financing availability and costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the continued military activities in Iraq; other acts of war or terrorism; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Similarly, these and other factors, including the terms of the plan of reorganization as consummated , can affect the value of the Company’s various liabilities, common stock and/or other equity securities. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit
Number	Description
2.1	Joint Plan of Reorganization of US Airways, Inc. and Its Affiliated Debtors and Debtors-in-Possession*

2.2	Findings of Fact, Conclusions of Law and Order Under 11 USC Sections 1129 (a) and (b) of Fed. R. Bankr. P. 3020 Confirming the Joint Plan of Reorganization of US Airways, Inc. and Its Affiliated Debtors and Debtors-in-Possession

*	With the Plan of Reorganization, the Debtors’ filed the following exhibits as a Plan supplement with the Bankruptcy Court, which, as permitted by Item 601(b)(2) of Regulation S-K, have been omitted from this Current Report on Form 8-K: (1) Exhibit B — Schedule of Aircraft Secured Claims; (2) Exhibit C — Schedule of Assumed Other CBAs; (3) Exhibits D2-D4 — Bylaws of the Reorganized Debtors other than US Airways Group; (4) Exhibits E2-E4 — Certificates of Incorporation of the Reorganized Debtors other than US Airways Group; (5) Exhibit N — Schedule of Postpetition Aircraft Lease/Mortgage Agreements; (6) Exhibit S — Reorganized Group/Air Canada Affiliates Term Sheets; (7) Exhibit U-1 — Schedule of Interline Agreements to be Rejected; (8) Exhibit U-3 — Schedule of Other Executory Contracts and Unexpired Leases to be Assumed; (9) Exhibit U-4 — Schedule of Intercompany Executory Contracts/Unexpired Leases to be Rejected; (10) Exhibit V — Administrative Claim Request Form. US Airways Group will, upon request, provide copies to the Securities and Exchange Commission of any exhibit to the Plan of Reorganization.

SIGNATURES
  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

US Airways Group, Inc. (REGISTRANT)

Date: September 22, 2005	By:	/s/ Anita P. Beier

Anita P. Beier
Senior Vice President-Finance and Controller
(Chief Accounting Officer)

US Airways, Inc. (REGISTRANT)

Date: September 22, 2005	By:	/s/ Anita P. Beier

Anita P. Beier
Senior Vice President-Finance and Controller
(Chief Accounting Officer)